                        INVESTMENT SUBADVISORY AGREEMENT

         THIS INVESTMENT SUBADVISORY AGREEMENT ("Agreement") is made as of the
1st day of January, 2000, by and among AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
("ACCP"), a Maryland corporation acting on behalf of American Century Real
Estate Fund (the "ACRE Fund"), a series of shares of ACCP, AMERICAN CENTURY
INVESTMENT MANAGEMENT, INC. ("ACIM"), a Delaware corporation, and J.P. MORGAN
INVESTMENT MANAGEMENT INC. (the "Subadvisor"), a Delaware corporation.

                                   WITNESSETH:

         WHEREAS, ACCP is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of
1940, as amended; and

         WHEREAS, ACIM and the Subadvisor are both investment advisors registered with the Securities and Exchange Commission under the Investment
Advisers Act of 1940, as amended; and

         WHEREAS, ACCP has engaged ACIM to serve as the investment manager for the ACRE Fund pursuant to a Management Agreement dated May 8, 1997; and

         WHEREAS, ACCP and ACIM desire to engage the Subadvisor as a subadvisor for the ACRE Fund, and the Subadvisor desires to accept such engagement; and

         WHEREAS, the Boards of Directors of ACCP, ACIM and the Subadvisor have determined that it is advisable to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

         1.       INVESTMENT DESCRIPTION - APPOINTMENT. ACCP hereby appoints the
                  Subadvisor to provide certain advisory services to the ACRE
                  Fund in accordance with the ACRE Fund's Prospectus and
                  Statement of Additional Information as in effect and as
                  amended from time to time, in such manner and to such extent as may be approved by the Board of Directors of ACCP. ACCP agrees to provide the Subadvisor copies of all amendments to the ACRE Fund's Prospectus and Statement of Additional
                  Information on an ongoing basis. In consideration for the
                  compensation set forth below, the Subadvisor accepts the
                  appointment and agrees to furnish the services described
                  herein.

         2.       SERVICES AS INVESTMENT SUBADVISOR.

         (a) Subject to the general supervision of the Board of Directors of
ACCP, and of ACIM, the Subadvisor will (i) act in conformity with the ACRE
Fund's Prospectus and Statement of Additional Information, the Investment
Company Act of 1940, the Investment Advisers Act of 1940, the Internal Revenue
Code and all other applicable federal and state laws and regulations, as the same may from time to time be amended; (ii) make investment decisions for the
ACRE Fund in accordance with the ACRE Fund's investment objective and policies as stated in the ACRE Fund's Prospectus and Statement of Additional Information
and with such written guidelines as ACIM may from time to time provide to the
Subadvisor; (iii) place purchase and sale orders on behalf of the ACRE Fund; and
(iv) maintain books and records with respect to the securities transactions of the ACRE Fund and furnish ACCP's Board of Directors such periodic, regular and special reports as the Board may request.

         (b) In providing those services, the Subadvisor will supervise the ACRE
Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the ACRE Fund's assets. In addition, the Subadvisor will furnish ACCP or ACIM whatever information, including statistical data, ACCP or ACIM may reasonably request with respect to the instruments that the ACRE Fund may hold or contemplate purchasing.

         (c) The Subadvisor will at all times comply with the policies adopted by ACCP's Board of Directors of which it has received written notice. If the
Subadvisor believes that a change in any of such policies shall be advisable, it shall recommend such change to ACIM and the Board of Directors of ACCP. Any change to any such policies whether suggested by the Subadvisor or not shall be approved by ACCP's Board of Directors prior to the implementation of such change, and Subadvisor will be given reasonable notice of the anticipated change.

         3.       BROKERAGE.

         (a) In executing transactions for the ACRE Fund and selecting brokers or dealers, the Subadvisor will seek to obtain the best net price and execution available and shall execute or direct the execution of all such transactions as permitted by law and in a manner that is consistent with its fiduciary obligations to the ACRE Fund and its other clients. In assessing the best net price and execution available for any ACRE Fund transaction, the Subadvisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Consistent with this obligation, when the execution and net price offered by two or more brokers or dealers are comparable, the Subadvisor may, at its discretion, execute transactions with brokers and dealers who provide the ACRE Fund and/or other accounts over which the Subadvisor exercises investment discretion with research advice and other services, but in all instances best net price and execution shall control. The Subadvisor is authorized to place purchase and sale orders for the ACRE Fund with brokers and/or dealers subject to the supervision of ACIM and the Board of Directors of ACCP and in accordance with the limitations set forth in the registration statement for the ACRE Fund shares then in effect.

         (b) On occasions when the Subadvisor deems the purchase or sale of a security to be in the best interest of the ACRE Fund as well as one or more of its other clients, the Subadvisor may to the extent permitted by applicable law, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold will be made by the Subadvisor in a manner it considers to be equitable and consistent with its fiduciary obligations to ACCP and to such other clients. ACCP recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the ACRE Fund.

         4.       INFORMATION PROVIDED TO ACCP.

         (a) The Subadvisor will keep ACCP and ACIM informed of developments materially affecting the ACRE Fund and will take initiative to furnish ACCP and
ACIM on at least quarterly basis with whatever information the Subadvisor and
ACIM believe is appropriate for this purpose. Such regular quarterly reports shall include information reasonably requested by ACCP's Board of Directors from time to time.

         (b) The Subadvisor will provide ACCP and ACIM with such investment records, ledgers, accounting and statistical data, and other information as ACCP and ACIM require for the preparation of registration statements, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as ACCP and ACIM may reasonably request for the management of their affairs. The Subadvisor understands that the ACRE Fund and
ACIM will rely on such information in the preparation of ACCP's registration statement, the ACRE Fund's financial statements, and any such reports, and hereby covenants that any such information derived from the investment records, ledgers and accounting records maintained by the Subadvisor shall be true and complete in all material respects.

         (c) At the request of the Board of Directors, a representative of the
Subadvisor shall attend meetings of the Board of Directors to make a presentation on the ACRE Fund's performance and such other matters as the Board of Directors, the Subadvisor and ACIM believe is appropriate.

         (d) The Subadvisor shall furnish to regulatory authorities any information or reports in connection with such services as may be lawfully requested. The Subadvisor shall also, at ACCP's request, certify to ACCP's independent auditors that sales or purchases aggregated with those of other clients of the Subadvisor, as described in Section 3 above, were allocated in a manner it considers to be equitable.

         (e) In compliance with the requirements of the Investment Company Act, the Subadvisor hereby agrees that all records that it maintains for the ACRE
Fund are the property of ACCP and further agrees to surrender to ACCP promptly upon ACCP's request any of such records. In addition, the Subadvisor agrees to cooperate with ACCP and ACIM when either of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. The Subadvisor further agrees to preserve for the periods of time prescribed by the Investment
Company Act of 1940 and the Investment Advisers Act of 1940 the records required to be maintained thereunder.

         (f) The Subadvisor will vote the ACRE Fund's investment securities in the manner in which the Subadvisor believes to be in the best interests of the
ACRE Fund, and shall review its proxy voting activities on a periodic basis with the Board of Directors.

         5. FUTURES AND OPTIONS. The Subadvisor's investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon. The Subadvisor will (a)
open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the ACRE Fund, and (b) execute, for and on behalf of the Brokerage
Accounts, standard customer agreements with a broker or brokers. The Subadvisor may, using such of the securities and other property in the Brokerage Accounts as the Subadvisor deems necessary or desirable, direct the custodian to deposit on behalf of the ACRE Fund, original and maintenance brokerage deposits and other direct payments of cash, cash equivalents, and securities and other property into such Brokerage Accounts and to such brokers as the Subadvisor deems appropriate. The ACRE Fund represents and warrants that it is a "qualified eligible client" within the meaning of the CFTC Regulations Section 4.7 and, as such, consents to treat the ACRE Fund in accordance with the exemption contained in CFTC Regulations Section 4.7(b).

         PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION
("CFTC") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, THIS
DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC
DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE
ADEQUACY OR ACCURACY OF THE COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY,
THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS DOCUMENT.

         6.       CONFIDENTIALITY. The parties to this Agreement agree that each shall treat as confidential all information provided by a
                  party to the others regarding such party's business and
                  operations, including without limitation the investment
                  activities, holdings, or identities of shareholders of the
                  ACRE Fund. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party
                  without the prior consent of such providing party. The
                  foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this
                  paragraph. The foregoing also shall not apply to any
                  information which is required to be disclosed by any
                  regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the
                  disclosing party shall provide reasonable notice to the other parties hereto prior to any such disclosure.

         7.       LIABILITY AND INDEMNIFICATION.

         (a) The Subadvisor shall be responsible for the exercise of reasonable care in carrying out its responsibilities hereunder; provided, however, that no provision of this Agreement be construed to protect any trustee, director, officer, agent or employee of the Subadvisor or an affiliate from liability by reason of gross negligence, willful malfeasance, bad faith in the performance of such person's duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Notwithstanding any other provision of this Agreement, no party shall be liable for any actions or omissions taken or made pursuant to this Agreement unless such actions or omissions result from gross negligence, willful malfeasance, or bad faith in the performance of such party's duties or by reason of reckless disregard of obligations and duties hereunder.

         (b) ACIM agrees to indemnify and hold harmless the Subadvisor and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Subadvisor within the meaning of the Securities Act of 1933
(collectively, the "Indemnified Parties" for purposes of this Section 7(b))
against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from gross negligence, willful malfeasance or bad faith in the performance by ACCP or ACIM of its respective duties hereunder or reckless disregard by ACCP or ACIM of its respective duties hereunder. ACIM will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. ACIM shall not be liable for indemnification hereunder if such
Losses are attributable to the gross negligence, willful malfeasance or bad faith of the Subadvisor in performing its obligations under this Agreement. ACIM shall not be liable for special, consequential or incidental damages.

         (c) The Subadvisor agrees to indemnify and hold harmless ACIM and ACCP, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls ACIM or ACCP within the meaning of the Securities
Act of 1933 (collectively, the "Indemnified Parties" for purposes of this
Section 7(c)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from gross negligence, willful malfeasance, or bad faith in performance by the Subadvisor or its affiliates of their duties hereunder or reckless disregard by the Subadvisor or its affiliates of their duties hereunder. The Subadvisor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Subadvisor shall not be liable for indemnification hereunder if such Losses are attributable to the gross negligence, willful malfeasance or bad faith of ACIM or ACCP in performing their obligations under this Agreement. The Subadvisor shall not be liable for special, consequential or incidental damages.

         (d) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 7, except to the extent the indemnifying party shall have been prejudiced thereby. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (e) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         8.       COMPENSATION.

         (a) In consideration of the services rendered pursuant to this
Agreement, ACIM will pay the Subadvisor a per annum management fee (the
"Applicable Fee") as follows:

                  Name of Series                              Applicable Fee

         American Century Real Estate Fund                          0.425%

         (b) On the first business day of each month, ACIM shall pay the
Subadvisor the Applicable Fee for the previous month. The fee for the previous month shall be calculated by multiplying the Applicable Fee for the ACRE Fund by the aggregate average daily closing value of the net assets of all classes of the ACRE Fund during the previous month, and further multiplying that product by a fraction, the numerator of which shall be the number of days in the previous month, and the denominator of which shall be 365 (366 in leap years).

         (c) In the event that the Board of Directors of ACCP shall determine to issue any additional series of shares for which it is proposed that the
Subadvisor serve as investment manager, and for which the Subadvisor desires to so serve, ACCP, ACIM and the Subadvisor shall enter into an Addendum to this
Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares.

         (d) The Subadvisor shall have no right to obtain compensation directly from the ACRE Fund or ACCP for services provided hereunder and agrees to look solely to ACIM for payment of fees due. Upon termination of this Agreement before the end of a month, or in the event the Agreement begins after the beginning of the month, the fee for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         9.       EXPENSES. The Subadvisor will bear all of its expenses in
                  connection with the performance of its services under this
                  Agreement, which expenses shall not include brokerage fees or commissions in connection with the execution of securities transactions.

         10.      SERVICES TO OTHER COMPANIES OR ACCOUNTS. ACCP understands that the Subadvisor or its affiliates now acts and will continue to act as investment advisor to other clients and ACCP has no objection to the Subadvisor so acting. In addition, ACCP
                  understands that the persons employed by the Subadvisor to assist in the performance of the Subadvisor's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the
                  right of the Subadvisor or any affiliate of the Subadvisor to engage in and devote time and attention to other business or to render services of whatever kind or nature. Further, from time to time, the Subadvisor may refer or introduce certain institutional investors and existing clients of the Subadvisor and its affiliates to ACCP. ACCP understands that nothing
                  herein shall be deemed to limit or restrict the right of the
                  Subadvisor, in the event the Subadvisor's clients purchase shares of ACCP, to subsequently suggest or induce such clients to redeem such shares and open a separate advisory account with the Subadvisor.

         11.      TERM OF AGREEMENT. This Agreement shall become effective as of the date first written above and shall continue until January
                  1, 2002 and thereafter so long as such continuance is
                  specifically approved at least annually by (i) the Board of
                  Directors of ACCP or (ii) a vote of a majority of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of
                  Directors who are not interested persons (as defined in the
                  Investment Company Act) of any party to this Agreement, by a vote cast at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on
                  60 days' written notice by (i) the Board of Directors of ACCP,
                  (ii) by vote of holders of a majority of the ACRE Fund's
                  shares, (iii) by ACIM, or (iv) by the Subadvisor, and will terminate automatically upon any termination of the investment management agreement between ACCP and ACIM. This Agreement will terminate automatically in the event of its assignment.
                  The Subadvisor agrees to notify ACCP of any circumstances that might result in this Agreement being deemed to be assigned.

         12.      REPRESENTATIONS OF ACIM, THE SUBADVISOR AND ACCP.

         (a) ACIM and the Subadvisor each hereby represents that it is registered as an investment advisor under the Investment Advisers Act of 1940, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. ACIM and the Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

         (b) ACCP and ACIM represent and warrant that (i) the appointment of the
Subadvisor has been duly authorized; and (ii) each of them has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause either to be in violation of its Articles of Incorporation, Bylaws, or any material laws.

         (c) The Subadvisor represents and warrants that (i) its service as subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; (iii) it will at all times in the performance of its duties hereunder act in conformity with the provisions of the Investment Company Act of
1940, the Investment Advisers Act of 1940, the Internal Revenue Code and all
other applicable federal and state laws and regulations, as the same may be amended from time to time; and (iv) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement.

         13.      AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or
                  termination is sought.

         14.      LIMITATION OF LIABILITY. This Agreement has been executed on behalf of ACCP by the undersigned officer of ACCP solely in his capacity as an officer of ACCP.

         15.      ENTIRE AGREEMENT. This Agreement constitutes the entire
                  agreement between the parties hereto on the subject matter described herein.

         16.      INDEPENDENT CONTRACTOR. In the performance of its duties
                  hereunder, the Subadvisor is and shall be an independent
                  contractor and, unless otherwise expressly provided or
                  authorized, shall have no authority to act for or represent
                  ACCP or ACIM in any way, or otherwise be deemed to be an agent of ACCP or ACIM.

         17.      SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or similar authority, the remainder of this Agreement shall not be
                  affected thereby.

         18.      NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the
                  following addresses, or at such other addresses as may be
                  designated by notice from such party to all other parties.

         To the Subadvisor:

                                    J.P. Morgan Investment Management Inc.
                                    522 Fifth Avenue
                                    New York, New York  10036
                                    Attention:  Diane Minardi

         To ACCP or ACIM:

                                    American Century Investments
                                    4500 Main Street
                                    Kansas City, Missouri  64111
                                    Attention:  General Counsel

Any notice, demand or other communication given in a manner prescribed in this
Section shall be deemed to have been delivered on receipt.

         19.      DISCLOSURE. Neither ACCP nor ACIM shall, without the prior written consent of the Subadvisor, make representations
                  regarding or reference the Subadvisor or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials; provided, however, the Subadvisor need not review or consent to any reference to its name only or any language that it has previously approved for use in another document.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

J.P. MORGAN INVESTMENT                      AMERICAN CENTURY CAPITAL
MANAGEMENT INC.                             PORTFOLIOS, INC.

By:  /s/ Diane Minardi                      By:  /s/ Charles A. Etherington
     Name:  Diane Minardi                   Name:  Charles A. Etherington
     Title:  Vice President                 Title:  Assistant Vice President

                                            AMERICAN CENTURY INVESTMENT
                                            MANAGEMENT, INC.

                                            By:  /s/ Robert C. Puff Jr.
                                            Name: Robert C. Puff Jr.
                                            Title: President